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SCHEDULE 14A

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Cracker Barrel Old Country Store, Inc.

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January 21, 2014

Cracker Barrel Issues Statement on Call for Special Meeting

LEBANON, Tenn. – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq:CBRL) today issued the following statement in response to the filing by Sardar Biglari, Biglari Capital Corp. and affiliates seeking to call a special meeting of the Company’s shareholders:

Sardar Biglari has run proxy contests to elect himself to Cracker Barrel’s Board of Directors at each of the Company’s last three annual meetings. He lost all three, by wide and increasing margins. Shortly before the last annual meeting, Mr. Biglari, having missed the Company’s deadline for submitting shareholder proposals, threatened to call a special meeting of shareholders right after the annual meeting to vote on a proposal calling on the Company to pay a $20 per share special dividend. To avoid the cost and distraction of a special meeting right after the annual meeting, the Company voluntarily put Mr. Biglari’s proposal on the annual meeting ballot. The proposal also lost by a wide margin.

Apparently not satisfied with these losses, a month after the annual meeting Mr. Biglari announced his intent to call a special meeting to vote on yet another proposal, this time calling on the Company to “pursue all potential extraordinary transactions, including the sale of the Company.” This special meeting would impose the same kind of cost and distraction that the Company sought to avoid when it voluntarily put Mr. Biglari’s special dividend proposal on the annual meeting ballot. It is hard to avoid the conclusion that Mr. Biglari is now just engaged in harassment of the Company.

The Company recognizes that Mr. Biglari will likely be able to meet the 20% threshold required to call a special meeting as a result of the fact that he controls the vote of 19.9% of the Company’s common stock. Accordingly, Cracker Barrel’s Board has determined to call a special meeting voluntarily to avoid the added cost and distraction of Mr. Biglari’s solicitation of the Company’s shareholders for the call of a special meeting. The special meeting will be held on April 23, 2014.

About Cracker Barrel Old Country Store®

Cracker Barrel Old Country Store, Inc. provides a friendly home-away-from-home in its old country stores and restaurants. Guests are cared for like family while relaxing and enjoying real home-style food and shopping that’s surprisingly unique, genuinely fun and reminiscent of America’s country heritage…all at a fair price.

Cracker Barrel Old Country Store, Inc. (Nasdaq:CBRL) was established in 1969 in Lebanon, Tenn. and operates 625 company-owned locations in 42 states. For more information, visit crackerbarrel.com.

CBRL-F

Important Additional Information

Cracker Barrel, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Cracker Barrel shareholders in connection with the matters to be considered at a proposed special meeting of Cracker Barrel’s shareholders. Cracker Barrel intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Cracker Barrel shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, can be found in Cracker Barrel’s Definitive Proxy Statement on Schedule 14A for Cracker Barrel’s 2013 Annual Meeting, filed with the SEC on October 2, 2013, and will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed special meeting. Information regarding the direct and indirect beneficial ownership of Cracker Barrel’s directors and executive officers in Cracker Barrel securities is included in their SEC filings on Forms 3, 4 and 5, and additional information can also be found in Cracker Barrel’s Annual Report on Form 10-K for the year ended August 2, 2013, filed with the SEC on September 26, 2013, and its Quarterly Report on Form 10-Q for the first quarter of the fiscal year ending August 1, 2014, filed on November 26, 2013. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Cracker Barrel with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.crackerbarrel.com.

Cracker Barrel Old Country Store, Inc.

Investor:

Lawrence E. Hyatt, 615-235-4432

or

Media:

Andy Merrill, 212-886-9304

Sandra B. Cochran, President and CEO of Cracker Barrel Old Country Store, Inc. (the “Company”), left the following voicemail message for field management employees and home office employees of the Company. The voicemail was left after 7 a.m. Central Time on January 21, 2014.

**** Voice Mail Script***

Good afternoon (pause) I want to update you on some recent developments.

Today we issued a press release in response to Sardar Biglari’s announcement that he intends to solicit our shareholders to support his proposal to call a special meeting to consider his non-binding advisory proposal for the company “to pursue all potential extraordinary transactions, including the sale of the Company.”

In this morning’s release, we announced that we will voluntarily hold a special meeting of shareholders on April 23 to consider Biglari’s proposal. I would like to explain to you why we issued the press release and why we have decided to call a special meeting of shareholders. (long pause)

As you all know, Sardar Biglari has run proxy contests to elect himself to our Board of Directors at each of our last three annual meetings and he’s lost all three, by wide and increasing margins.

You also may recall that at our last annual meeting in November, we chose to put his special dividend proposal on the annual meeting ballot even though he missed the deadline for submitting a shareholder proposal. We chose to do this to avoid the cost and distraction of a special meeting right after the annual meeting. As you know, the proposal also lost by a wide margin.

Mr. Biglari’s request now to call a special meeting would impose the same kind of cost and distraction that we sought to avoid in November. (pause) That’s why we have decided to voluntarily call the meeting to avoid the added cost and distraction (pause) in addition to recognizing that Mr. Biglari will likely be able to meet the 20% threshold required to call a special meeting because he controls the vote of 19.9% of the Company’s common stock. (long pause)

Earlier this month I told you that every one of us can help drive our business by remaining focused. (pause) Now more than ever let me encourage you not to be distracted by Mr. Biglari’s latest attempt to harass the Company.

We must remain committed to delivering a great guest experience and Pleasing People. I am confident that by focusing on these two things and continuing to execute against our strategy we will move this brand forward and drive shareholder value in the second half of our fiscal year.

Thank you for all you do to be the best restaurant company in America.